Exhibit 10.57

Memorandum on Amendment of Merchant Fee Rate and Related Provisions of PayPay Money General Agency Agreement

PayPay Corporation (“PP”) and Yahoo! Japan Corporation (the “Payment Agent”; together with PP, the “Parties”) hereby enter into this memorandum (this “Memorandum”) regarding the PayPay Money Payment Agency Agreement executed between the Parties on January 9, 2019 (Yahoo management number: YJ18-10052756; the “Original Agreement”). Terms used in this Memorandum have the same definitions as in the Original Agreement unless otherwise provided for herein.

Article 1 Amendment of Terms of Original Agreement

The Parties agree to amend the terms used in the preamble and the provisions of the main text of the Original Agreement as follows.

Previous terms	Amended terms
PayPay Money Merchant Terms	PayPay Balance Merchant Terms (Online Settlement)
PayPay Money	PayPay Balance
PayPay Lite	PayPay Money Lite
PayPay Money Balance	PayPay Balance

Article 2 Amendment of Article 26 of Original Agreement

The Parties agree to amend Article 26 of the Original Agreement as follows. The amended portions are indicated by underline in the “After amendment” section.

Before amendment

Article 26 Changes to Agreement Terms and Conditions; Application of API Usage Rider

1.	The Parties must agree in writing in order to change any of the terms and conditions of this Agreement or any Exhibits or the like attached to this Agreement.

2.

The Parties confirm that Exhibit 4, “PayPay Online Settlement API Usage Rider,” will apply to the Parties in regard to this Agreement (in the Rider, the “Company” refers to PP, and the “Merchant(s)” refers to the Payment Agent).

After amendment

Article 26 Changes to Agreement Terms and Conditions; Application of API Usage Rider, Etc.

1.	The Parties must agree in writing in order to change any of the terms and conditions of this Agreement or any Exhibits or the like attached to this Agreement.

2.

The Parties confirm that Exhibit 4, “PayPay Online Settlement API Usage Rider,” and Exhibit 5, “PayPay for Business Terms of Use (Online Settlement),” will apply to the Parties in regard to this Agreement (in Exhibit 4, “PP” refers to PP, and the “Merchant(s)” refers to the Payment Agent; in Exhibit 5, “business operator” refers to the Payment Agent).

Article 3 Amendment of Exhibits 1 and 2 of Original Agreement; Addition of Exhibit 5

The Parties agree to amend Exhibit 1 and Exhibit 2 of the Original Agreement to Exhibit 1 and Exhibit 2 of this Memorandum and to add Exhibit 5 of this Memorandum to the exhibits of the Original Agreement.

Article 4 Supplementation of Agreement

Other than the matters amended under this Memorandum, the provisions of the Original Agreement are effective and applicable.

Article 5 Term

This Memorandum will take effect on April 1, 2020 and remain in effect until the ending date of the Original Agreement.

Remainder of this page intentionally left blank.

In witness whereof, this Memorandum is prepared in duplicate, and each party shall affix its name and seal hereto and retain one .

March 31, 2020

PayPay:	1-3 Kioicho, Chiyoda-ku, Tokyo

PayPay Corporation

Ichiro Nakayama, Representative Director

Payment Agent:	1-3 Kioicho, Chiyoda-ku, Tokyo

Yahoo Japan Corporation

Kentaro Kawabe, President & CEO

Exhibit 1

PayPay Balance Merchant Terms (Online Settlement)

Article 1 General Provisions

These PayPay Balance Merchant Terms (Online Settlement) (these “Terms”) prescribe the terms and conditions that apply in the case where an entity engaged in the sale or provision (“Sale”) of the Goods (defined in Article 2, Paragraph 5) desires to enable settlement via the PayPay Balance (defined in Article 2, Paragraph 1) issued by PayPay Corporation ( “PP”) when settling the price for that Sale.

Article 2 Definitions

1.	“PayPay Balance” collectively means (1) and (2) below:

(1)

the item issued by PP called PayPay Money Lite, which is a prepaid payment instrument recorded by electromagnetic means that can be used in order to pay for the price of Goods and can be transferred; and

(2)	the item issued by PP called PayPay Money, which is an electromagnetic record that can be used in order to pay for the price of Goods and can be transferred and withdrawn.

2.	“PayPay Balance Account” means the account required in order to electromagnetically record and store PayPay Balance.

3.

“User” means an individual that uses or an individual that desires to use PayPay Balance in accordance with the PayPay Money Lite usage terms and conditions or the PayPay Money usage terms and conditions prescribed separately by PP.

4.	“Merchant” means an entity that agrees to these Terms and applies to and receives authorization from PPPP to enable the settlement for the price of a Sale of Goods via PayPay Balance.

5.	“Goods” means the goods, services, or rights sold or provided by a Merchant.

6.

“PayPay Balance Transaction” means a transaction in which a User settles the price for Goods, Etc. when purchasing, etc. [such Goods] from a Merchant by using PayPay Balance instead of paying with money or the like.

7.	“Merchant Store” means a store from among those operated by a Merchant at which the Merchant desires to enable PayPay Balance Transactions and which has been authorized by PP therefor.

8.	“Merchant Website” means a website or like from among those operated by a Merchant on which the Merchant desires to enable PayPay Balance Transactions and which has been authorized by PP therefor.

9.	“Target Goods” means the Goods for which the Merchant desires to enable payment to be settled via PayPay Balance and which has been authorized by PP therefor.

10.	“Points” means the points that are granted through the point program designated separately by PP.

11.

“Service” means the service through which PP enables the Merchants to settle the price for a Sale of the Target Goods with PayPay Balance. Merchants must obtain the separate approval of PP if using services or functions of PP other than the Service.

Article 3 Merchants

1.	An entity that desires to become a Merchant (an “Applicant”) shall agree to these Terms and submit an application via the method prescribed by PP.

2.

PP shall conduct its prescribed investigation regarding the application submitted in accordance with the preceding paragraph, and if PP approves the Applicant as a Merchant, then PP shall register such Applicant as a Merchant and notify the Applicant to that effect.

3.	An agreement relating to these Terms (the “Agreement”) shall be formed at the time when the outgoing notice from PP to the Applicant referred to in the preceding paragraph is sent.

4.

Even if PP does not approve the application referred to in Paragraph 1, PP will not disclose to the Applicant the reason for its refusal, and PP shall not bear any kind of obligation or liability to the Applicant for compensation for loss or damage or any other such obligation or liability under any name whatsoever.

5.

Merchants shall post the signs and service marks (“Merchant Sign”) designated separately by PP on the[ir] Merchant Websites in accordance with the instructions of PP. If PP alters the design of a Merchant Sign it has already designated, then the Merchants shall post the altered Merchant Sign.

6.

Except in the cases approved under these Terms, Merchants shall not display any names, trade names, trademarks, or any other such goods or services which pertain to the business of PP, or display anything which is likely to be mistaken or confused for any of the foregoing, and Merchants shall not display anything which is likely to be misinterpreted to the effect that the displaying Merchant represents PP or is a representative of PP.

7.

Merchants acknowledge in advance and without objection that, in order to promote the use of PayPay Balance, PP may publish in printed materials, electronic mediums, and the like, or provide to third parties, the names, addresses, Target Goods, Merchant Stores, Merchant Websites, and the like of the Merchants without obtaining the individual approval from the Merchants to do so.

8.

Merchants shall not use any information regarding PayPay Balance Transactions or use any Merchant Sign for any purpose other than the purposes prescribed in these Terms nor cause any third party to do the same.

9.	Merchants shall make their employees and other such persons who engage in the business thereof thoroughly aware of these Terms and shall cause such employees and persons to comply with these Terms.

10.

PP shall deem all acts conducted by the employees of a Merchant and any other persons who perform the business thereof in connection with PayPay Balance Transactions to have been conducted by such Merchant itself, and Merchants shall agree to the foregoing without objection.

11.

If PP determines that a PayPay Balance Transaction conducted by a Merchant was inappropriate, that a Merchant is in breach of these Terms, or that it is necessary to do so in order to ensure or improve the stability of PayPay Balance Transactions, PP may request such Merchant to (i) change or improve the Target Goods, the Merchant Store, the Merchant Website, advertising expressions, or the methods used by the Merchant [to conduct] PayPay Balance Transactions, (ii) cease a Sale, or (iii) conduct any other such rectification, and the Merchant shall comply with the request of PP (including rectification of security measures on Merchant Websites).

Article 4 Notification Matters

1.

When completing the application referred to in Paragraph 1 of the preceding Article, Applicants shall notify PP of the following matters via the method prescribed by PP and shall receive acknowledgement thereof; the same shall apply in the case where there is a change in respect of any of the following matters following the execution of the Agreement:

(1)	the trade name [of the Merchant];

(2)	the Merchant Stores or Merchant Websites or the like where the Merchant desires to conduct PayPay Balance Transactions;

(3)	the corporation number [of the Merchant];

(4)	the names of representatives and persons responsible for services;

(5)	either a valid email address or phone number (or both) which can be used in order to receive communications from PP;

(6)	the address or location of the place of business [of the Merchant];

(7)	an account at a financial institution in the name of the Merchant to which PP can transfer the Adjusted Amount prescribed in Article 12;

(8)

the delivery method or provision method for Target Goods in the case where the delivery or provision of the Target Goods to which the PayPay Balance Transactions pertain may be conducted multiple times or continuously;

(9)	an outline of the Target Goods; and

(10)	any other matters separately designated by PP.

2.

Merchants shall not conduct PayPay Balance Transactions at locations other than the Merchant Stores or Merchant Websites that have been authorized by PP. If a Merchant desires to newly add or change Merchant Store or Merchant Website, the Merchant shall notify PP thereof in advance via the method prescribed by PP and shall obtain authorization from PP therefor.

3.

If documents, wire transfer amounts, emails, or the like sent from PP arrive late or do not arrive due to an error in the matters notified [to PP] by a Merchant pursuant to Paragraph 1 or for any other such reason attributable to a Merchant, PP shall deem the sent item to have arrived at the Merchant as of the time such item would have normally arrived, and even if the Merchant incurs damage as a result of such late or non-arrival, PP shall not bear any kind of liability whatsoever therefor. In addition, if any dispute between a Merchant and a third party arises as a result of the aforementioned late or non-arrival, the Merchant shall resolve such dispute at its own responsibility and shall not cause any nuisance to PP [in connection therewith]; provided, however, that this excludes the case in which such damage was incurred due to a reason attributable to PP.

Article 5 PayPay Balance Transactions

1.	When using the Service, Merchants shall grant PP the authority to receive on their behalf the costs of the Target Goods (including taxes and shipping fees, etc.; the same applies hereinafter).

2.

When a User selects, in the method prescribed by PP, payment via PayPay Balance for settling transactions with Merchants for the Target Goods and the price of such Target Goods is within the amount of the PayPay Balance that such User possesses, then PP will deduct the amount of PayPay Balance that is equivalent to the price of the Target Goods from the PayPay Balance Account of the User. When such deduction is complete, the claim of the Merchant against the User for the price of the Target Goods shall be extinguished, and PP shall pay to the Merchant the price of those Target Goods in accordance with the Agreement.

3.

Merchants may only include the price of the Target Goods in a settlement via PayPay Balance, and may not include [in such settlement] an advance of cash or any adjustment, etc. of past accounts receivable in the settlement. In addition, Merchants may not split a transaction that is to be processed in a normal, one-time PayPay Balance Transaction into multiple transactions without obtaining the consent of PP therefor.

4.

Merchants shall notify PP and follow the directions of PP if any irregularities are found in an offer by a User for a PayPay Balance Transaction, such as cases in which a User is suspected of making an offer for an unusually large and expensive amount or unnaturally repeating the offer for the purpose of converting PayPay Balance into cash, or cases in which a User is suspected of making an offer for the purpose of illegitimately acquiring Points.

5.

If PP determines that a case meets the criteria described in the preceding paragraph, PP shall not accept the offer for the PayPay Balance Transaction, and PP may suspend PayPay Balance Transactions by the relevant Merchant without issuing notice thereof to such Merchant.

6.	Merchants shall not take part in any act which allows Users to acquire illegitimate Points.

Article 6 Delivery of Goods

1.

When a Merchant has accepted a PayPay Balance Transaction, it shall deliver or provide the Target Goods to the User without delay. If the Merchant cannot deliver or provide the Target Goods without delay, the Merchant shall notify the relevant Users in writing of the delivery or provision period therefor.

2.

In the case where a Merchant cannot, or is unlikely to be able to, perform an agreement with Users pertaining to the Target Goods, such as for the delivery or provision of the Target Goods prescribed in the preceding paragraph, the Merchant shall notify the Users and PP to that effect, and the Merchant shall handle such situation in accordance with the instructions of PP if the Merchant receives such instructions therefrom.

Article 7 Early Termination of Continuous Transactions

In the case where a Merchant conducts a PayPay Balance Transaction with a User which pertains to a continuous transaction agreement, if such User invokes the early termination of such continuous transaction agreement pursuant to laws or regulations, or if the early termination of the continuous transaction agreement is conducted in accordance with the agreement of the Merchant and the User, then the Merchant shall immediately notify PP to that effect and also notify PP of the liquidation method of the claims and obligations established between such User and Merchant in conjunction with the early termination of the aforementioned continuous transaction agreement, and the Merchant shall handle such situation in accordance with the instructions of PP if the Merchant receives such instructions therefrom.

Article 8 Handling of Refunds, Etc.

1.

In respect of any problems which arise between a Merchant and a User regarding a defect or fault in the Target Goods or any other such problem involving a PayPay Balance Transaction, the Merchant shall resolve such problem with the User at its own responsibility; provided, however, that the Merchant shall not directly refund the User for the price of the Target Goods

2.	If it becomes necessary for a Merchant to cancel a PayPay Balance Transaction with a User, the Merchant shall notify PP thereof and follow the instructions of PP therefor.

Article 9 Transaction Limit Amount

1.	The maximum amount of PayPay Balance which can be used in a one-time settlement shall be the amounts PP publicly announces separately and shall differ in accordance with the following items:

(l)	PayPay Money Lite; and

(2)	PayPay Money.

2.

Notwithstanding the provisions of the preceding paragraph, PP shall prescribe individual limits and notify the Merchants thereof if PP deems it necessary to do so. In this case, the Merchants shall comply with such notice.

Article 10 Handling of Prohibited Goods

1.	If Merchants receive a demand from PP to cease the handling of some of the Target Goods, then the Merchants shall follow the instructions of PP therefor.

2.	Merchants may not handle the following Goods with a PayPay Balance Transaction:

(1)	Goods for which the Merchant has not obtained the necessary licenses or approvals for transactions;

(2)	Goods which incite, or are likely to incite, criminal activity;

(3)	Goods which are used to attack or injure other persons or are otherwise harmful;

(4)	Goods which violate, or are likely to violate, public order and good morals;

(5)

Goods which violate, or are likely to violate, any of the provisions of the Act for Controlling the Possession of Firearms or Swords and Other Such Weapons, the Narcotics and Psychotropics Control Act, the Act on Securing Quality, Efficacy and Safety of Products Including Pharmaceuticals and Medical Devices (the “Pharmaceutical Act”), the Convention on International Trade in Endangered Species of Wild Fauna and Flora (the “Washington Convention”), or any other laws and regulations;

(6)	Goods which unjustly infringe, or are likely to unjustly infringe, the portrait rights, copyrights, intellectual property rights, or any other rights of a third party;

(7)	Goods which PP separately notifies the Merchants of; and

(8)	any other Goods that PP determines to be inappropriate.

Article 11 Settlement System Usage Fees

1.

Merchants shall pay to PP the amount obtained by multiplying the settlement amount by the settlement system usage fee rate separately prescribed by PP (“Settlement System Usage Fee Rate”) as a settlement system usage fee.

2.

PP may revise the Settlement System Usage Fee Rate after taking into account economic conditions, changes in social conditions, fluctuations in the credit situation of a Merchant, and any other such circumstances. In this case, PP shall issue notice of or publicly announce the details of such revision to the Settlement System Usage Fee Rate in advance.

Article 12 Adjustment

1.

PP shall pay, by no later than the date prescribed by PP and via wire transfer to the account at a financial institution that each Merchant designated to receive wire transfers and reported to PP, the amount remaining after deducting the settlement system usage fees and any consumption taxes levied thereon for a period prescribed by PP from the total amount of the [PayPay Balance Transaction] settlements within that period (such money to be paid, the “Adjusted Amount”). However, if the payment date of the Adjusted Amount falls on a bank holiday, then the payment date shall be the immediately following bank business day.

2.

If PP has any claim against a Merchant (not limited to the claims under the Agreement) other than a right to payment pertaining to the settlement system usage fees, then when PP makes the payment prescribed in the preceding paragraph [to such Merchant], it may do so after deducting the charges pertaining to such claim.

3.

If a Merchant has any claim for payment against PP other than the claim for the settlement amount, PP may pay its liability pertaining to such claim together with the payment prescribed in Paragraph 1 when making such payment [to the Merchant].

Article 13 Loss of Benefit of Time; Setoff

1.

If a Merchant is delayed in the payment of even a portion of any liability under the Agreement or any other agreement executed between the Merchant and PP, then pursuant to a claim from PP, all of the liabilities that Merchant owes to PP shall be accelerated and immediately become due and payable.

2.

PP may, at any time, set off all claims PP has against a Merchant (not limited to claims under the Agreement) and all liabilities PP owes to a Merchant (not limited to liabilities under the Agreement) with the corresponding amount thereof, irrespective of the payment due dates of such claims and liabilities.

3.	PP shall calculate interest and related figures for the setoff up to the day on which PP notifies the setoff.

Article 14 Investigation; Cooperation; Reporting

1.	Merchants shall promptly submit materials to PP if there is a request from PP for materials regarding PayPay Balance Transactions.

2.	Merchants shall cooperate with investigations regarding the status of use of PayPay Balance Transactions by Users if there is a request from PP to do so.

3.

If PP requests a Merchant to conduct an investigation, report on, or submit materials in connection with the Merchant’s business details, accounting details, the status of use of PayPay Balance Transactions, or any other matter PP deems to be necessary, the Merchant shall promptly comply with such request.

4.	If any circumstance arises, or is likely to arise, with respect to a Merchant which conflicts with the Agreement, the Merchant shall promptly report to that effect to PP.

Article 15 Recording of PayPay Balance Transactions

Merchants shall record the date and time, type of Goods, quantity, and the like for transactions which Users offered to be PayPay Balance Transactions, and shall promptly submit such records to PP if PP so requests.

Article 16 Subcontracting of Services

Merchants may not subcontract to a third party all or part of the services to be performed pursuant to the Agreement, except in the case where a Merchant has received the prior authorization of PP to do so.

Article 17 Compliance Matters

1.	Merchants shall comply with the following matters:

(1)

Merchants shall promptly report to PP if the Merchant changes its business category or otherwise changes the details of the Goods it provides or if there is a change in a matter confirmed at the time when the Merchant began using the Service;

(2)	Merchants shall report to PP in advance if the Merchant changes specifications or the like relating to security measures on a Merchant Website;

(3)

Merchants shall establish a [help] desk to deal with inquires and complaints from Users regarding the Target Goods and shall deal with and resolve such inquiries and complaints from Users at their own responsibility;

(4)

in the case where a Merchant receives any instructions or guidance from a relevant authority or any other administrative organ or similar body, the Merchant shall respond thereto at its own responsibility, and shall resolve any problem [resulting therefrom] if such problem arises; and

(5)

Merchants shall not violate the Act on Specified Commercial Transactions, the Act against Unjustifiable Premiums and Misleading Representations, the Copyright Act, the Payment Services Act, or any other such laws or regulations or any other such standards when conducting their businesses (not limited to PayPay Balance Transactions under the Agreement).

2.	If a Merchant breaches the provisions of the preceding paragraph, the Merchant shall immediately report to that effect to PP.

3.

If PP determines that a Merchant has breached, or is likely to breach, any of the provisions of Paragraph 1, PP may demand such Merchant to rectify the situation, and the Merchant shall promptly comply with such demand.

Article 18 Prohibited Matters

1.	Merchants shall not commit any of the following acts (including cases in which the provision of Goods constitutes any of the following acts):

(1)

acts of discriminatory treatment which disadvantage Users more than ordinary customers who are not involved with PayPay Balance Transactions, such as refusing to accept a PayPay Balance Transaction from a User without a legitimate reason, demanding that a User pay in cash or via other payment methods, or charging different prices for payments in cash or via other payment methods;

(2)	acts in which a Merchant acquires PayPay Balance through wrongful means, and acts of handling or receiving PayPay Balance that the Merchant knows was acquired through wrongful means;

(3)	acts in which a Merchant counterfeits or alters a PayPay Balance Account or PayPay Balance, and acts of handling or receiving PayPay Balance that the Merchant knows was counterfeited or altered;

(4)	acts in which a Merchant is assigned a claim held by a third party and includes such claim in a settlement as a claim pertaining to a PayPay Balance Transaction conducted by that Merchant;

(5)	acts linked to crimes such as fraud;

(6)	acts which violate laws or regulations, the judgment, decision, or order of a court, or any other administrative measures that are legally binding under laws and regulations;

(7)	acts which harm, or are likely to harm, public order or good morals;

(8)

acts which infringe PP’s or a third party’s intellectual property rights such as copyrights, trademark rights, or patent rights, rights of reputation, privacy rights, or any other rights [granted] under laws and regulations or an agreement;

(9)	acts in which a Merchant converts PayPay Balance into cash, assets, or any other such economic benefits via a method other than the methods prescribed by PP;

(10)	acts which grant benefits or any other such assistance to Anti-social Forces (defined in Article 29, Paragraph 1);

(11)	acts which wrongfully collect, disclose, or provide the personal information or usage history information of PayPay Balance, of other persons;

(12)

acts which impede the servers or network systems of PP, acts which use bots, chat tools, or any other such technological means to wrongfully operate a service, acts which intentionally exploit bugs in the systems of PP, acts which subject PP to undue inquiries or demands, such as repeatedly asking PP to answer similar questions beyond what is necessary, or any other acts which interfere with or impede the operation of business by PP or the use [of PayPay Balance] by the Users;

(13)	acts which support or encourage any of the acts listed above;

(14)	acts which use the Service in a transaction conducted by a sock-puppet account or other such fabricated transactions; and

(15)	any other acts which PP determines to be inappropriate.

2.

If PP determines that an act of a Merchant or the provision of Goods by a Merchant constitutes any of the items listed in the preceding paragraph, PP may demand such Merchant to rectify the situation, and the Merchant shall promptly comply with such demand.

Article 19 Cancellation and Withholding of Payment of Adjusted Amount

1.	PP shall not bear any obligation to a Merchant to pay the Adjusted Amount for PayPay Balance Transactions in the case of any of the following circumstances:

(1)	if the PayPay Balance Transaction was conducted in breach of the provisions of Article 5;

(2)	if the PayPay Balance Transaction was conducted in breach of the provisions of Article 9;

(3)	if the PayPay Balance Transaction was conducted in breach of the provisions of Article 10;

(4)	if the Merchant breaches the provisions of Article 14;

(5)	if the Merchant breaches the provisions of Article 15;

(6)	if the Merchant breaches the provisions of Article 17;

(7)	if the Merchant breaches the provisions of Article 18;

(8)	if the Merchant breaches the provisions of Article 3, Paragraph 11 and does not comply with a demand from PP to rectify such breach;

(9)

if two months have elapsed from the time at which the Merchant received the complaint or instructions or guidance, stated in Article 17, Paragraph 1, Item (2) or Item (3) and the Merchant has not resolved the problem to which such complaint or instructions or guidance, etc. pertains;

(10)	if it becomes difficult to deliver or provide, the Goods to Users due to the circumstances of the Merchant;

(11)

if the PayPay Balance Transactions were conducted after the date on which PP terminated the Agreement [for cause] pursuant to these Terms or after the designated termination date which the Merchant or PP proposed in order to terminate the Agreement [without cause];

(12)	if a person other than a User wrongfully conducts a PayPay Balance Transaction due to a reason attributable to the Merchant, or if PP finds that there is a suspicion thereof; and

(13)	if the Merchant otherwise breaches the Agreement.

2.

After PP has paid the Adjusted Amount to a Merchant, if such Merchant discovers that the PayPay Balance Transactions which were the basis for the payment of such Adjusted Amount fall under a circumstance prescribed in any of the items in the preceding paragraph, then the Merchant shall immediately refund to PP the Adjusted Amount it received therefrom via the method prescribed by PP. In this case, PP may deduct the amount equivalent to the Adjusted Amount to be refunded from the next Adjusted Amount that PP will pay to the Merchant.

3.

If PP suspects that any of the matters stated in Paragraph 1 are applicable, or if any of the following are applicable, PP may request the relevant Merchant to investigate such matters, and PP may withhold the payment of the Adjusted Amount to such Merchant until the time at which the investigation by such Merchant is complete. In this case, PP shall not bear any payment obligation under any name whatsoever such as delay damages, compensation for loss or damage, interest, or the like.

(1)	If PP finds that there is one circumstance or multiple circumstances which constitute a cause for the termination of the Agreement prescribed in these Terms.

(2)	In the case where a Merchant has executed an agreement other than the Agreement with PP, if a fact arises which constitutes a circumstance to withhold payment under such agreement.

4.

After withholding payment pursuant to the preceding paragraph, if the cause for such payment withholding is resolved and PP finds it to be reasonable to conduct the payment for all or part of the withheld amount, then PP shall pay to the Merchant the amount within the scope PP deems reasonable. In this case, PP shall not bear any payment obligation under any name whatsoever, such as delay damages, compensation for loss or damage, interest, or the like in respect of money other than the amount within the aforementioned scope deemed reasonable, and the Merchant shall not make any claim against PP for the payment of such money.

5.

If PP’s suspicion that any of the matters stated in Paragraph 1 are applicable is not resolved even after 30 days have elapsed from the start of the investigation prescribed in Paragraph 3, PP shall not bear any payment obligation to the Merchant for the Adjusted Amount. Even in this case, PP may continue the investigation at its own discretion, and the Merchant shall cooperate with such investigation.

6.

If PP continues the investigation pursuant to the provisions of the preceding paragraph and as a result of such investigation PP finds it reasonable to conduct the payment of the Adjusted Amount for the PayPay Balance Transactions, then PP shall pay to the Merchant the Adjusted Amount. In this case, PP shall not bear any payment obligation under any name whatsoever, such as delay damages, compensation for loss or damage, interest, or the like in respect of money other than the amount within the aforementioned scope deemed reasonable. The Merchant shall not make any claim against PP for the payment of such money.

Article 20 Processing in Cases of Seizure

For Adjusted Amounts in cases of seizure, provisional seizure, disposition for delinquency, or the like, PP shall process the payments of such Adjusted Amounts in accordance with its prescribed procedures, and as long as this applies, PP shall not bear any payment obligation under any name whatsoever, such as for delay damages, compensation for loss or damage, interest, or the like.

Article 21 Handling of Confidential Information

1.

Merchants shall, with the due care of a prudent manager, strictly maintain as confidential any technical, trade, or other type of information of PP that the Merchants come to know in connection with the Agreement (“Confidential Information”), and Merchants shall not disclose, divulge, lose, or damage any Confidential Information (an “Unauthorized Disclosure”) and shall not use any Confidential Information for any purpose other than the purposes prescribed in the Agreement (“Unauthorized Use”).

2.	Notwithstanding the provisions of the preceding paragraph, the information listed in each of the following shall be excluded from Confidential Information:

(1)	information that was already publicly known before it was acquired [by a Merchant];

(2)	information which became publicly known after it was acquired through no fault of the acquiring Merchant

(3)	information which a Merchant already possessed prior to its acquisition, the fact of which the Merchant can prove; and

(4)	information which a Merchant obtained from a duly authorized third party under no obligation of confidentiality.

3.

In order to ensure that an incident of an Unauthorized Disclosure regarding any Confidential Information does not occur, Merchants shall take any measure necessary for the security controls thereof, including precise information management, the development and improvement of systems, the development of internal rules, and training, etc. for employees.

4.

When a Merchant has acquired Confidential Information and has accomplished the purpose of use thereof prescribed in the Agreement, the Merchant shall promptly destroy or delete, etc. such Confidential Information at its own responsibility.

5.

Merchants may replicate or reproduce Confidential Information only to the extent necessary for the performance of the Agreement. In this case, the Merchants shall handle any replication or reproduction of Confidential Information in the same manner as the Confidential Information itself.

6.	Merchants shall immediately report to PP if an Unauthorized Disclosure regarding any Confidential Information occurs or is likely to occur.

7.

In the case where an Unauthorized Disclosure of Confidential Information by a Merchant is likely to have occurred, PP may request such Merchant to conduct an investigation and issue a report regarding whether any Unauthorized Disclosure actually occurred and the status thereof, or PP itself may conduct such investigation, and the Merchant shall cooperate with such investigation in good faith.

8.

In the case where an incident of the Unauthorized Disclosure of Confidential Information by a Merchant did occur, the Merchant shall investigate in detail the cause of such Unauthorized Disclosure and immediately report to PP the results of such investigation, and the Merchant shall take measures to prevent the spread of damage and effective and sufficient recurrence prevention measures. The Merchant shall conduct the investigation at its own expense, and PP may, if it finds it necessary to do so, select a firm, to conduct the investigation into the cause of the incident, and [in such case] the Merchant shall use the firm selected by PP to conduct such investigation.

9.

The Merchant shall immediately implement the measures to prevent the spread of damage and the recurrence prevention measures that it formulated pursuant to the preceding paragraph, and shall promptly notify PP in writing on the details of such measures to prevent the spread of damage and the recurrence prevention measures. If PP separately formulates measures to prevent the spread of damage or recurrence prevention measures and requests the Merchant to implement such measures, the Merchant shall comply with the content of such request.

10.

If an Unauthorized Disclosure or an Unauthorized Use occurs due to a reason attributable to a Merchant and PP incurs damage therefrom, PP may make a claim against the Merchant for compensation for such damage. The matters listed below shall be included in the scope of such damage, and the damage shall not be limited to these matters:

(1)	costs concerning service operations such as the response to Users; and

(2)	all costs that had to be expended through claims for compensation for loss or damage or the like that PP received from other parties in connection with the incident.

11.	Merchants shall acknowledge the matters listed below in advance:

(1)

PP will provide information (excluding personal information; the same applies hereinafter in this Article) it acquired in connection with the Merchants to other parties to the extent necessary in order to perform PayPay Balance Transactions under the Agreement; and

(2)

if a party which received the provision of any information pertaining to a Merchant pursuant to the preceding item receives a disclosure demand from a public agency or the like pursuant to a law, regulation, or the like, or in any other similar case, such party will disclose the information pertaining to the Merchant.

12.	The provisions of this Article shall survive in full force and effect even after this Agreement ends.

Article 22 Handling of Personal Information

1.

PP and the Merchants mutually confirm that PP and each Merchant shall respectively acquire the personal information of Users and information regarding PayPay Balance Transactions (means the names, addresses, and shipping addresses for Goods of the Users who conduct PayPay Balance Transactions, the names, amounts, and prices of the Goods which are subject to purchase via PayPay Balance Transactions, and all other such information regarding PayPay Balance Transactions) and that PP and the Merchants shall manage and handle the foregoing information in accordance with their respective privacy policies.

2.

PP shall appropriately handle Personal Information (defined as the personal information prescribed in the Act on the Protection of Personal Information as well as PayPay IDs, email addresses, communication logs, and cookie information) that it acquires from Merchants in accordance with PP’s separately prescribed privacy policy and handling rules for Personal Information.

3.

The Merchants agree that PP will, after taking the necessary measures, provide Personal Information that PP acquired from the Merchants to the subcontractor to which PP will subcontract the management services for the system for PayPay Balance Transactions (the “Company System”), and that the subcontractor will use the Personal Information within the scope of such subcontracting engagement.

4.

When Merchants handle Personal Information in connection with PayPay Balance Transactions, the Merchants shall act in accordance with the Personal Information Protection Act and the guidelines of the competent authorities, and the Merchants shall appropriately handle the Personal Informatoin with the due care of a prudent manager and shall endeavor to prevent any wrongful access or wrongful use of the Personal Information.

5.

If there is an Unauthorized Disclosure by a Merchant to a third party of the Personal Information of Users or any information regarding PayPay Balance Transactions prescribed in Paragraph 1, the Merchant shall deal with such Unauthorized Disclosure at its own expense and responsibility.

Article 23 Intellectual Property Rights

1.

Merchants acknowledge that all property rights regarding any programs, content, or information included in PP System shall belong to PP and are protected by the Copyright Act, the Trademark Act, the Design Act, and the like.

2.

Merchants acknowledge that all software used in relation to PP System is included in the [PP’s] property rights and trade secrets protected by the laws, regulations, and the like regarding intellectual property rights.

Article 24 Suspension of PayPay Balance Transactions

If a Merchant falls under any of the following items, PP may temporarily suspend PayPay Balance Transactions by such Merchant, and the Merchant may not conduct PayPay Balance Transactions during this time until it is reauthorized by PP to do so:

(1)	if PP suspects that an Unauthorized Disclosure or an Unauthorized Use of Confidential Information occurred;

(2)	if PP suspects that the Merchant falls under any of the agreement termination causes prescribed in these Terms;

(3)	if PP suspects that the wrongful use of PayPay Balance occurred, or could occur, at the Merchant;

(4)

if PP receives a notice from another company to the effect that the sender of the notice suspects that the wrongful use [of PayPay Balance] at the Merchant has occurred, or could occur, in connection with the use of a payment service the other company provides to the Merchant;

(5)	if the Merchant has not conducted a PayPay Balance Transaction under the Agreement over a period of one year or more; or

(6)	if PP otherwise finds it necessary to do so to conduct smooth PayPay Balance Transactions.

The Merchant may not make any claim for compensation for loss or damage or any other monetary claim under any name whatsoever against PP using the suspension of the PayPay Balance Transactions under this paragraph as the reason.

Article 25 Term of Agreement

The term of the Agreement shall be for a period of one year from the execution date thereof. However, if neither a Merchant nor PP notify the other party to the effect that the notifying party will not renew the Agreement by no later than 30 days prior to the expiration of the term of the Agreement, then the Agreement shall automatically renew for an additional one year, and the same applies thereafter.

Article 26 Termination without Cause

1.

Notwithstanding the provisions of the preceding Article, a Merchant or PP may terminate the Agreement by issuing advance notice thereof to the other party by no later than 30 days prior [to the desired termination date].

2.

Notwithstanding the provisions of the preceding paragraph, PP may, without issuing any advance notice, terminate the Agreement with a Merchant that has not conducted any PayPay Balance Transactions within the immediately preceding one year period.

3.

Notwithstanding the provisions of the preceding Article, PP may end its handling of the Service due to changes in social conditions, the amendment or repeal of laws or regulations, or for any other circumstance of PP, and in this case, PP may terminate the Agreement by issuing advance notice thereof to the Merchants.

4.

Even if a Merchant incurs damage (including loss of profits and opportunity loss) as a result of the ending of the Agreement pursuant to the preceding Article or this Article, PP shall bear no liability therefor.

Article 27 Suspension or Interruption of Service

If PP finds it necessary to suspend or interrupt its systems due to system maintenance, the failure of telecommunication lines, telecommunication means, or computers, or for other such reasons, then PP may suspend or interrupt all or part of the Service without issuing any advance notice to Merchants. Even if a Merchant incurs damage due to such suspension or interruption, PP shall not bear any liability therefor.

Article 28 No Assignment

1.

Merchants shall not assign to a third party, create a security interest over, or otherwise dispose of their [contractual] status under the Agreement or any of their rights or obligations created under the Agreement without the prior written consent of PP.

2.	Merchants acknowledge in advance that PP may assign to a third party its [contractual] status under the Agreement and any of its rights under the Agreement.

Article 29 Elimination of Anti-social Forces

1.

The Merchants represent that they currently do not, and covenant with respect to the future that they will not, constitute an organized crime group, a member of an organized crime group, a person for whom a period of five years has not elapsed since that person was an organized crime group member, a quasi-member of an organized crime group, a corporation affiliated with an organized crime group, a shareholder meeting extortionist (sokaiya) or the like, a corporate extortionist acting under the guise of a social movement or political activity (shakai undo-to hyobo goro), or a group or individual that in the context of having a relationship with an organized crime group plays a key part in structural injustice using force or through a financial connection with an organized crime group (tokushu chino boryoku shudan-to), or any other person similar to any of these entities (collectively, “Anti-social Forces”), nor fall under any of the following items:

(1)	have a relationship through which the Merchant’s management is considered to be controlled by Anti-social Forces;

(2)	have a relationship through which Anti-social Forces are considered to be substantially involved in the Merchant’s management;

(3)

have a relationship through which Anti-social Forces are considered to be unjustly used for the purpose of pursuing illicit gains for the Merchant, the business of the Merchant, or a third party, causing damage to a third party, or for any other similar purpose;

(4)	have a relationship through which the Merchant is considered to provide funds or benefits to Anti-social Forces or otherwise be involved in Anti-social Forces; or

(5)	an officer of the Merchant or any person substantially involved in that Merchant’s management has a socially reprehensible relationship with Anti-social Forces.

2.	Merchants covenant that they themselves and the parties related thereto shall not commit any of the following acts, either directly or indirectly:

(1)	issue a violent demand;

(2)	issue an unjust demand that exceeds the legal liability of that demand’s recipient;

(3)

use threatening speech and behavior (including, but not limited to, stating to the effect that the Merchant itself or a party related thereto is any entity prescribed in the preceding paragraph) or violence in connection with a transaction;

(4)	spread rumors or use fraudulent means or force to damage the reputation of another party or to obstruct the operations of another party; or

(5)	any other act similar to those provided for in each of the items above.

3.

If PP discovers that a Merchant has breached any of the represented matters or covenanted matters prescribed in the preceding two paragraphs, PP may terminate the Agreement without issuing any demand for cure. In this case, PP shall not bear any liability for compensating the Merchant for any damage, loss, or costs the Merchant incurs as a result of such termination.

4.

If PP discovers or suspects that a Merchant has breached any of the represented matters or covenanted matters prescribed in Paragraph 1 or Paragraph 2, PP may withhold the payment of all or part of the Adjusted Amount, regardless of whether PP terminates the Agreement pursuant to the preceding paragraph. In this case, PP shall not be obligated to pay any delay damages.

5.

If PP suspects that a Merchant is in breach of any of the represented matters or covenanted matters prescribed in Paragraph 1 or Paragraph 2, PP may temporarily suspend PayPay Balance Transactions by such Merchant, and the Merchant may not conduct PayPay Balance Transactions during this time until it is reauthorized by PP to do so. The Merchant may not make any claim for compensation for loss or damage or any other monetary claim under any name whatsoever against PP using the suspension of the PayPay Balance Transactions under this paragraph as the reason.

Article 30 Termination for Cause

1.	If a Merchant falls under any of the following items, PP may immediately terminate the Agreement without issuing any demand for cure to the Merchant or requiring any other such procedure:

(1)	if there were any false applications in the written documents the Merchant submitted to PP, or the content of the notification prescribed in Article 4, when the Agreement was executed;

(2)	if the Merchant purchases the claim [to the Adjusted Amount] of another person or makes a claim for payment of the Adjusted Amount to PP on behalf of another person;

(3)	if the Merchant breaches the provisions of Article 3, Paragraph 11;

(4)	if the Merchant breaches the provisions of Article 17;

(5)	if the Merchant breaches the provisions of Article 18;

(6)	if the Merchant neglects to refund the Adjusted Amount pursuant to Article 19, Paragraph 2;

(7)	if the Merchant breaches the provisions of Article 21 (regardless of whether there was willful misconduct or gross negligence by the Merchant);

(8)	if the Merchant breaches the provisions of Article 28;

(9)	in addition to each of the preceding items, if the Merchant, an employee of the Merchant, or any other person who engages in the business thereof breaches the Agreement;

(10)	if a note or check issued by the Merchant is dishonored or the Merchant otherwise suspends payments;

(11)

if the Merchant is subject to a petition for seizure, provisional seizure, or provisional disposition or a disposition for delinquency, if the Merchant is subject to a petition for bankruptcy, corporate reorganization, civil rehabilitation, or special liquidation, or if the Merchant itself files a petition for any of the foregoing or dissolve other than by way of merger;

(12)	in addition to the preceding two items, if PP determines that there has been a material change in the credit standing of the Merchant or a representative thereof;

(13)

if PP determines that the credit sales system, mail order system, or electronic system for PayPay Balance Transactions (including transactions via electronic PayPay balances other than PayPay Balance) [of the Merchant] is being misused, including in cases pertaining to transactions with other companies;

(14)	if PP determines that the operations or business category of the Merchant violates public order or good morals;

(15)	if PP determines that the Merchant has made a payment claim for a sales amount pertaining to fabricated trade receivables or conducted any other unlawful act;

(16)	if PP determines that the Merchant has committed an act which caused a loss in the credibility of PP;

(17)

if the Merchant is subject to a disposition such as the instruction, warning, advice, or order from an administrative or judicial authority and [as a result] PP determines that it is reasonable to terminate the Agreement;

(18)	if the Merchant is subject to disposition by a regulatory authority for the suspension of its business or the revocation of its licenses, approvals, and the like;

(19)

if the Merchant or a representative thereof is delinquent in the performance of its obligations to PP under a separate agreement the Merchant executed with PP and the Merchant’s obligations under such agreement are accelerated;

(20)	if the Merchant falls under any agreement termination cause in respect of an agreement executed with PP other than the Agreement; or

(21)	if PP otherwise determines the Merchant to be inappropriate.

Article 31 Handling following End of Agreement

1.	If the Agreement ends, Merchants shall not conduct any handling regarding PayPay Balance with Users thereafter.

2.

If the Agreement ends, PayPay Balance Transactions conducted by no later than the agreement ending date shall continue to be valid, and Merchants and PP shall handle such PayPay Balance Transactions in accordance with these Terms; provided, however, that this shall not apply in the case where a Merchant and PP have separately agreed [otherwise] .

3.

If the Agreement ends, Merchants shall immediately cease the use of all Merchant Signs at their own expense, and shall remove all statements, expressions, and the like relating to the handling of PayPay Balance from all advertising mediums. Merchants shall promptly return to PP all documents related to the handling [of PayPay Balance] and all printed items PP granted to the Merchants.

Article 32 Compensation for Loss or Damage

1.

If a User, PP, or any other third party incurs damage as a result of a Merchant or an officer or employee thereof breaching the Agreement or the like or conducting any unlawful act, the Merchant shall be obligated to compensate for such damage.

2.

If PP receives a claim for payment for compensation for loss or damage, penalties, fines, or the like from a third party as a result of a Merchant or an officer or employee thereof breeching the Agreement or the like or conducting any unlawful act, the Merchant shall be obligated to compensate PP for the amount equivalent to the amount of loss or damage, penalties, fines, or the like pertaining to such claim.

Article 33 Exemptions

1.

PP and Merchants shall mutually bear no liability whatsoever for damage resulting from natural disasters, war, civil unrest, terrorism, tsunamis, lightning strikes, the enactment, amendment, or repeal of laws or regulations, orders or dispositions by a government authority, labor disputes, failures of telecommunication lines or other equipment, or any other reason that cannot be attributed to PP or the Merchants.

2.

If the performance of the Agreement becomes, or is likely to become, difficult, regardless of whether due to a circumstance stated in the preceding paragraph or for any other reason, or a situation arises which has a material effect on the performance of the Agreement, PP or the affected Merchant shall immediately notify the other party to that effect and consult thereon, and the affected party shall make efforts to minimize the effects [of such situation] on the business operations of both sides.

3.

Merchants acknowledge in advance that they will be unable to conduct PayPay Balance Transactions when there is a failure of PP System, when there is development such as maintenance on PP System, or at other times when the implementation of PayPay Balance Transactions cannot be conducted due to unavoidable grounds for the management of PP System, and in any such case Merchants shall not raise any objection to PP regarding loss of profits or opportunity loss as a result of the foregoing and shall not make any claim against PP such as for compensation for loss or damage.

Article 34 Delay Damages

If a Merchant is delayed in paying an obligation it must pay to PP, the Merchant shall pay delay damages at a rate of 14.6% per annum (calculated on a daily basis of 365 days per year), calculated starting from the day after the due date of such obligation until the day on which the payment is made.

Article 35 Matters not Provided in these Terms

If any issue arises regarding a matter not prescribed in these Terms, PP and the relevant Merchant shall consult in good faith and make best efforts to find a reasonable solution therefor.

Article 36 Amendment and Repeal of these Terms

1.

If PP determines that there are reasonable grounds to do so, PP may, at any time and at its discretion, amend or repeal [the provisions of] these Terms without obtaining the prior consent of the Merchants therefor.

2.

If PP amends or repeals [the provisions of] these Terms, PP shall notify the Merchants thereof or make an announcement by indicating such amendments or repeals on its website. Merchants who use the Service after the changes to these Terms become effective shall be deemed to have agreed to such changes.

Article 37 Governing Law

The Japanese version of these Terms is the controlling version, and these terms shall be governed by and construed in accordance with the laws of Japan.

Article 38 Jurisdiction

The Tokyo District Court or the Tokyo Summary Court shall have exclusive jurisdiction as the court of first instance regarding any dispute which arises between a Merchant and PP.

Exhibit 2

Merchant fees: 1.4% (excluding tax)

Exhibit 5

PayPay for Business Terms of Use (Online Settlement)

These PayPay for Business Terms of Use (these “Terms”) set out the matters that business operators must comply with in cases where business operators use services through which PayPay Corporation (the “Company”) provides systems with the functions set out in Article 2 of the PayPay Merchant Terms for business operators who are merchants in accordance with the PayPay Merchant Terms and other services for business operators (“PayPay for Business”).

1. Use of PayPay for Business

When using PayPay for Business, the business operator must perform in advance the following matters as specified by PP:

(1)	registering an account to identify the business operator that will use PayPay for Business (the “PayPay for Business Login Account”) by the method prescribed by PP; and

(2)

by the methods provided for in section 2 or section 3 below, specifying the employees who the business operator will cause to conduct operations to be performed using PayPay for Business (the “Subject Operations”) to PP (if the business operator subcontracts the operations to be performed using PayPay for Business to a third party pursuant to these Terms, including the employees of that subcontractor; the “PayPay for Business Users”) and obtaining usage rights for PayPay for Business (“PayPay for Business Usage Rights”) from PP for the PayPay accounts (meaning the accounts registered pursuant to the PayPay Terms of Service) of those employees.

2. Procedures for Granting of PayPay for Business Usage Rights

(1)

If a business operator desires to begin using PayPay for Business, the business operator must apply to PP for the registration of the PayPay for Business Login Account or granting of PayPay for Business Usage Rights in accordance with the procedures prescribed by PP, including the following matters:

i.

confirming and consenting to these Terms and the regulations and similar items separately established by PP (collectively, the “Terms”) regarding matters such as the operating procedures of the PayPay for Business Login Account and PayPay accounts that have been granted PayPay for Business Usage Rights (“Business Accounts”); and

ii.	accurately entering and registering information specified by PP in regard to the business operator and the persons to be designated as business service users.

(2)

When PP receives an application provided for in the preceding item and notifies the business operator or the PayPay for Business Users specified by the business operator pursuant to the preceding item that PayPay for Business Usage Rights have been granted, an agreement under these Terms (the “Agreement”) will be formed between the business operator and PP.

(3)

The business operator shall ensure that the PayPay for Business Users (including those added under the following section) know the content of these Terms and shall manage and supervise the PayPay for Business Users so that they do not breach the matters to be complied with by the business operator and the PayPay for Business Users that are provided for in these Terms. Any breach by a PayPay Business User of those matters to be complied with will be deemed a breach by the business operator, and the business operator will assume all liability in regard thereto. In addition, if the PayPay for Business Users are employees of a subcontractor set out in section 1, the business operator shall cause the subcontractor to manage and supervise those employees.

3. Procedures for Adding PayPay for Business Usage Rights

If a business operator intends to add PayPay for Business Users and cause them to conduct Subject Operations, the business operator shall make an application for the addition of PayPay for Business Users in accordance with the procedures prescribed by PP.

4. Restrictions on PayPay for Business Usage Rights

The business operator may restrict the services usable with PayPay for Business Usage Rights for each PayPay for Business User based on the categories prescribed by PP.

5. Use of PayPay for Business

If using PayPay for Business, the business operator must comply with these Terms in regard to the relevant PayPay for Business services.

6. Confidentiality Obligations

(1)

The business operator shall maintain as confidential, during and after the term of the Agreement, any trade secret (as prescribed in Article 2, Paragraph 6 of the Unfair Competition Prevention Act) of the Company obtained through the Subject Operations (“Confidential Information”), and shall not disclose, provide, or divulge Confidential Information to any third party, or use Confidential Information for any purpose other than the performance of the Agreement or the use of PayPay for Business without the prior written consent of the Company. However, the business operator may disclose Confidential Information if and to the extent required pursuant to a legally enforceable request for disclosure by a public agency, on the condition that the Company is promptly given notice of such disclosure. Confidential Information of PP obtained through the use of PayPay for Business must be handled in accordance with the confidentiality obligations provided for in the terms relating to the relevant PayPay for Business services.

(2)	Notwithstanding the provisions of the preceding paragraph, the information listed below shall not constitute Confidential Information:

i.	information already held by the business operator at the time of disclosure;

ii.	information that the business operator develops independently without reference to Confidential Information;

iii.	information that was publicly known at the time of disclosure; and

iv.	information that becomes public knowledge after disclosure due to a reason not attributable to the business operator.

7. Subcontracting

If the business operator subcontracts the Subject Operations to a third party pursuant to these Terms, the business operator shall execute an agreement regarding the Subject Operations with that third party and perform other authorization necessary for conducting the Subject Operations.

8. Use of PayPay for Business Login Account; Granting of PayPay for Business Usage Rights; Password Management

(1)

The business operator shall register and use the PayPay for Business Login Account only for the purpose of receiving the provision of PayPay for Business and may cause PayPay for Business Users to exercise PayPay for Business Usage Rights after being granted those rights by PP.

(2)	The business operator shall manage in strict confidentiality the password set for the PayPay for Business Login Account and shall not disclose, provide, or transfer that password to a third party.

(3)

The business operator shall cause the PayPay for Business Users to manage in strict confidentiality the passwords set for the Business Accounts and ensure that the PayPay for Business Users do not disclose, provide, or transfer those passwords to a third party.

(4)

PP will deem any access by a correct combination of the PayPay for Business Login Account or a Business Account and corresponding password to be access by the business operator or a PayPay for Business User specified by the business operator. Even in the case of access by a third party, the business operator shall assume all liability arising from that access.

(5)

If the business operator learns of any unauthorized access, it shall immediately notify PP and take necessary measures at its own expense and responsibility to minimize the damage to PP. In addition, following consultation with PP, the business operator shall take measures at its own expense and responsibility to prevent the recurrence of unauthorized access.

9. Registered Information

(1)

PP shall handle the information registered by the business operator with PP (including the information registered in Business Accounts by PayPay for Business Users; “Registered Information”) in accordance with the privacy policy established by PP and shall use Registered Information for the following purposes:

i.

cases in which information such as the email addresses and telephone numbers of PayPay for Business Users is displayed to indicate that PayPay for Business Users of Business Accounts are currently using PayPay for Business;

ii.

cases in which the Registered Information of PayPay for Business Users is displayed to the PayPay for Business Users of other Business Accounts of the business operator to which those users belong in order for the business operator to manage the status of the granting of PayPay for Business Usage Rights; and

iii.

cases in which Registered Information is used in order for PP to distribute or provide optimal advertisements or information relating to services for business operators provided by entities other than PP.

(2)

If any change occurs to Registered Information, the business operator shall promptly notify PP of the details of that change by the method prescribed by PP. Even if the business operator suffers a detriment such as being unable to use PayPay for Business or a problem occurs between PP and PayPay for Business Users or third parties due to causes such as an error in the Registered Information or a delay in changing Registered Information, PP will assume no liability in regard thereto, and the business operator shall respond to that situation at its own expense and responsibility.

10. Audits

(1)

PP may perform audits (including system audits) of business locations of the business operator (including subcontractors of the business operator) during the business hours of the business operator in order to confirm the status of the performance of the Agreement by the business operator.

(2)	PP may subcontract the audits provided for in the preceding paragraph to third parties that bear confidentiality obligations to PP.

11. Usage Restrictions

(1)	PP may terminate the Agreement without prior notice or demand for cure in any of the following cases:

i.

the business operator breaches the Agreement or these Terms, or it is discovered that the business operator misuses, or causes a PayPay for Business User to misuse, PayPay for Business for money laundering, conversion to cash, or other uses other than the intended purpose for which PayPay for Business is provided;

ii.

all use of PayPay for Business by the business operator has ended (regardless of reason; including the end of use due to termination of agreements under these Terms (including the PayPay Merchant Terms)); and

iii.

it is discovered that the business operator or any of its special interested parties (meaning (i) an officer of the business operator; (ii) a spouse or relative by blood within the second degree of kinship of (i); (iii) a company of which a majority of the voting rights are owned by (i) or (ii); (iv) a related company of the business operator; or (v) an officer of (iv)), material employees, PayPay for Business Users, major shareholders, or major trading partners (collectively, the “Business Operator and Related Parties”) is an anti-social force (meaning an organized crime group, member of an organized crime group, quasi-member of an organized crime group, corporation affiliated with an organized crime group, shareholder meeting extortionist (sokaiya), corporate extortionist acting under the guise of a social movement (shakai undo hyobo goro), corporate extortionist acting under the guise of political activity (seiji katsudo hyobo goro), a group that in the context of having a relationship with an organized crime group plays a key part in structural injustice using force or through a financial connection with an organized crime group (tokushu chino boryoku shudan), or similar person or group; the same applies hereinafter), has been involved in money laundering, or has been involved with an anti-social force.

(2)	PP may suspend the PayPay for Business Login Account or all or part of the PayPay for Business Usage Rights granted to PayPay for Business Users in any of the following cases:

i.	if the business operator breaches the Agreement or these Terms, or PP determines that there is a likelihood thereof;

ii.	if the business operator does not use PayPay for Business for a certain period of time;

iii.	if urgent maintenance is required for PP’s systems, such as the systems for using PayPay for Business; and

iv.	if it is discovered that the Business Operator and Related Parties are likely to fall under Item iii. in the preceding paragraph.

(3)	PP will assume no liability for any damage incurred by the business operator due to termination or suspension under the preceding paragraphs.

12. Termination by Business Operator

The business operator may terminate the agreement by a method deemed appropriate by PP. If the agreement under the PayPay Merchant Terms between PP and the business operator is terminated, the Agreement will automatically be terminated as well. In this case, the business operator will become unable to use PayPay for Business.

13. Amendment of These Terms.

PP may amend these Terms without prior notice to business operators or PayPay for Business Users. However, for amendments that will have a material impact on business operators, PP will inform business operators in advance by a method separately determined by PP.

14. Application

The business operator shall comply, and cause the PayPay for Business Users to comply, with these Terms. The business operator shall ensure that the PayPay for Business Users know the content of these Terms. and shall manage and supervise the PayPay for Business Users so that they do not breach the matters to be complied with by the business operator and the PayPay for Business Users that are provided for in these Terms Any breach by a PayPay Business User of those matters to be complied with will be deemed a breach by the business operator, and the business operator will assume all liability in regard thereto. In addition, if the PayPay for Business Users are employees of a subcontractor set out in section 1, the business operator shall cause the subcontractor to manage and supervise those employees.

15. Exemptions

(1)	PP will be exempt from liability for non-performance in cases where that non-performance is not due to the willful misconduct or gross negligence of PP.

(2)

PP will assume no liability for PayPay for Business services provided by a partner of PP, except in cases otherwise provided for in these Terms. The partner of PP that provides those PayPay for Business services will assume liability for PayPay for Business as the provider of those PayPay for Business services and as the contract party.

(3)

If any dispute occurs between the business operator and a partner of PP, the business operator shall resolve that dispute with the partner at its own expense and responsibility. PP will assume no liability in regard to damage incurred by the business partner due to that dispute, except in cases otherwise provided for in these Terms.

16. Notifications and Communications

Notifications and communications from the business operator to PP must be made in accordance with the method separately specified by PP.

17. No Assignment of Rights and Obligations

The business operator shall not assign to a third party all or part of its status under the Agreement or its rights and obligations arising under the Agreement without prior consent by the method prescribed by PP.

18. Governing Law and Jurisdiction

The formation, effect, performance, and interpretation of the Agreement are governed mainly by the laws of Japan, regardless of any provisions of applicable conflicting laws. Depending on the amount in dispute, the Tokyo District Court or the Tokyo Summary Court has exclusive jurisdiction as the court of first instance over litigation between PP and the business operator in connection with the Agreement.

19. Restrictions on Application of These Terms.

If any provision of these Terms is found to be contrary to related laws and regulations applicable to the Agreement, that provision will not apply to the Agreement to the extent that it is contrary to those laws and regulations. However, even in this case, there will be no impact on the effect of the other provisions of these Terms.

Established December 20, 2019